EXHIBIT 10.1

MANAGEMENT AND COST SHARING AGREEMENT

This Management and Cost Sharing Agreement (the “Agreement”) is entered into as of this 29th day of October, 2004, by and among G&L Realty Corp., a Maryland corporation (“GLR”), G&L Senior Care Properties, LLC, a Nevada limited liability company (“Senior Care LLC”), and G&L Realty Corp., LLC, a Nevada limited liability company (“Manager”), with reference to the following facts:

WHEREAS, GLR is currently operating in two business segments: (i) the business segment of developing, owning and operation medical office buildings (“MOBs”) and (ii) the business segment of developing, owning, and leasing skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”), but has determined to dividend to the holders of its common stock its SNF and ALF assets and businesses by the distribution of its membership interests in Senior Care LLC to the holders of its common stock;

WHEREAS, there is a significant overlap between the executives and employees who provide services to GLR’s MOB business and GLR’s SNF/ALF business;

WHEREAS, Senior Care LLC was formed to hold and operate GLR’s SNF and ALF assets and businesses;

WHEREAS, GLR has formed Manager for the purpose of employing the employees and executive officers, and owning or leasing the facilities and assets of GLR’s MOB business and GLR’s SNF/ALF business;

WHEREAS, the parties believe that it would be in the respective best interests of GLR, Senior Care LLC and Manager if these executives and employees were to continue to provide management and administrative services to both GLR and Senior Care LLC, and if GLR and Senior Care LLC were to contract with Manager to provide to them management and administrative services with respect to their respective businesses even after GLR has distributed the membership interests of Senior Care LLC to its common stockholders;

NOW, THEREFORE, in consideration of the above stated premises, the terms of this agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Retention of Manager. Each of GLR and Senior Care LLC hereby retain Manager to provide such management, administrative and bookkeeping services as GLR, Senior Care LLC and their respective subsidiaries may from time to time require.

2. Duties of Manager. Manager shall provide such management, administrative and bookkeeping services (i) to GLR and its subsidiaries as GLR may from time to time reasonably request and (ii) to Senior Care LLC and its subsidiaries as Senior Care LLC may from time to time reasonably request. Such services shall be provided with a commercially reasonable standard of care; provided, however, that for liability purposes, the standard of care imposed will be the same as if such services were being provided by individuals serving directly as officers and/or employees of the entity holding such services, or the standard of care required by the officers and employees of a corporation organized under the laws of the state of Nevada, whichever standard is more lenient. As between Manager and GLR on the one hand, and Senior Care LLC on the other hand, the employees of Manager will under no circumstances be deemed to be the employees of Senior Care LLC or any of its subsidiaries, and Manager and GLR will be responsible for paying all employment taxes and levies (including social security and other withholding taxes), subject only to Senior Care LLC’s obligation to pay to Manager its allocable portion of such costs and expenses.

3. Contract Oversight. The performance by Manager under this Agreement will be subject to the general oversight of a committee (the “Contract Management Committee”) comprised of not less than one representative of each of GLR and Senior Care LLC. The function of this committee shall be one of general contract oversight and contract administration. Action may only be taken by unanimous approval of the members of the Contract Management Committee. Each party’s representative shall, however, be entitled to full and complete access to the books and records of the Manager, and to reasonable access, during regular business hours, to the Manager’s officers and employees. The representatives of GLR and Senior Care LLC shall receive no compensation from the Manager for their services on the Contract Management Committee, and will not be deemed as a result of their services on the Contract Management Committee to be employees or officers of Manager.

4. Limitation on Liability of GLR. In no event will Senior Care LLC or any of its subsidiaries have any claim against GLR or any subsidiary of GLR other than Manager with respect to any action taken, or not taken, by Manager. Senior Care LLC agrees that under no circumstances shall it sue or permit any of its subsidiaries to sue GLR or any of its subsidiaries other than Manager, with respect to any action taken, or not taken, by Manager; provided, however, that the above limitations do not apply to any action brought by Senior Care LLC to enforce its rights under this Agreement.

5. Cost Sharing Provisions.

5.1 In consideration of the services provided by Manager, each of GLR and Senior Care LLC agree to contribute to the operating costs and expenses of Manager in proportion to the extent to which they and their respective subsidiaries make use of Manager’s services, with the intention that each year 100%, but no more than 100%, of the costs and expenses of the Manager are recouped from GLR and Senior Care LLC on such a proportional basis. In other words, it is intended that Manager be operated on a break even basis, and not as a profit center for GLR. Such amounts shall be funded by GLR and Senior Care LLC monthly in arrears, as billed by Manager, as determined by Manager in its sole discretion, in accordance with this Agreement. All payments shall be made not less than thirty (30) days of billing. Notwithstanding the above, Manager may elect to maintain cash reserves so as to have at all times not less than one nor more than three months working capital available to it, in which case the amounts needed to fund such working capital reserve shall be paid by GLR and Senior Care LLC within thirty (30) days of demand by Manager, such amounts to be funded in proportion to the allocation ratios of GLR and Senior Care LLC then in effect.

5.2 Initially, for the period through December 31, 2005, the costs and expenses of Manager will be allocated 35% to GLR and 65% to Senior Care LLC; provided, however, that in the event of any extraordinary matter requiring a greater than expected expenditure of resources by Manager, the costs and expenses related to such matter may be billed directly to GLR or Senior Care LLC, as the case may be, and without reference to any general cost sharing allocation then in effect.

5.3 Not later than September 30 of each year, beginning September 30, 2005, the Contract Management Committee will meet and confer in order to determine the projected budget and cost allocation for the following year, commencing as of January 1st of each such year. Any such budget and allocation will be subject to the reasonable review and approval of GLR’s independent outside directors. On January 1st, any working capital reserve will be adjusted to reflect such agreed upon going forward cost allocation, with the party receiving a reduced allocation receiving a proportionate working capital refund and the party receiving an increased allocation being obligated to make a proportionate increased contribution to such working capital reserves.

5.4 Not later than March 30 of each year, beginning March 30, 2006, the Contract Management Committee will meet and confer in order to determine whether the allocations for the year most recently completed were appropriate and fair to the parties. In the event that it is agreed that an adjustment in the allocation should be made, GLR will pay to Senior Care LLC or Senior Care LLC will pay to GLR such amount as may be agreed to be appropriate to adjust such allocation within thirty (30) days of the date of such determination.

5.5. Neither GLR nor Senior Care LLC will be liable for any bonus payments to any officer or employee of Manager, except for bonus payments specifically approved by such party or bonus payments made in accordance with the annual budget on which the allocation for such year has been based.

6. Term. This agreement will have an initial term of approximately three years through December 31, 2007. Thereafter, this agreement will continue on a year to year basis, from December 31 to December 31, until cancelled by either GLR or Senior Care LLC on not less than six (6) months notice.

7. Indemnity. Each party agrees to indemnify Manager against any liabilities to third parties incurred in connection with the provision of services by Manager to such party or to any one or more of its subsidiaries pursuant to this Agreement, so long as such action or failure to act was within the scope of the obligations and authority of the Manager under this Agreement, or otherwise taken or not taken in the reasonable and good faith belief that such action or failure to act was in accordance with the Manager’s obligations and authority under this Agreement or otherwise in the best interests of such party or its subsidiary, as the case may be. This indemnity shall include reasonable costs of defense (including reasonable attorneys fees) of any such claim, which costs shall be advanced against receipt of proof of payment, subject to the obligation of the Manager to reimburse such advances in the event that it is ultimately determined, by the non-appealable action of a court of competent jurisdiction, that GLR or Senior Care LLC, as the case may be, was not under any obligation to indemnify Manager with respect to such claim. Manager agrees to cooperate with the defense of any such claim, and not to settle any such claim without the consent of the party providing indemnification with respect thereto (such consent not to be unreasonably refused or delayed). Manager agrees to settle any claim on the terms specified by the party providing the indemnification, so long as such settlement is without cost to Manager and does not require the Manager to confess any wrongdoing or to be subject to any ongoing injunctive relief. It is agreed that Manager shall carry commercially reasonable amounts of liability insurance, and that the cost of such insurance shall be an operating cost of the Manager to be allocated between GLR and Senior Care LLC like any other operating cost of the Manager. The indemnification obligations of GLR and Senior Care LLC shall not apply to any claim to the extent covered by any such insurance, and all such insurance policies shall name GLR and Senior Care LLC, and their respective subsidiaries, as additional named insureds, and shall waive all rights of subrogation as against the parties and their respective subsidiaries. Manager agrees to give prompt notice of any claim, but failure to give such prompt notice shall not be a defense to any indemnification obligation under this Agreement, except to the extent that the party having such indemnification obligation can prove actual prejudice from such delay.

8. Accounting Books and Records. The accounting books and records of the Manager shall be maintained in accordance with generally accepted accounting principles, applied on a consistent basis, and shall be audited annually by an independent accounting firm selected by the Contract Management Committee, subject to the approval of GLR, such approval not to be unreasonably withheld, conditioned or delayed. Initially, the auditing firm will be the same firm that audits GLR. The cost of any such audit shall be treated as an operating cost of the Manager.

9. Dispute Resolution.

9.1 If a dispute arises regarding the interpretation of, arising out of, or related to this Agreement that cannot be resolved through informal means, the parties hereto shall submit such dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association if they can agree to do so, otherwise to formal arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that if the parties begin in mediation, any party to the dispute may require arbitration at any time upon written notice in accordance with the Commercial Arbitration Rules.

9.2 To the extent permitted by applicable law, arbitration proceedings shall be conducted by a single agreed upon arbitrator. If the parties cannot agree on an arbitrator, then each party shall select one arbitrator who shall select a third arbitrator. Any arbitrations shall be held in Clark County, Nevada. Without limitation of their general authority, the arbitrators shall have the right to order reasonable discovery in accordance with the Nevada Rules of Civil Procedure. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise; provided, however, that any party may enter judgment upon the award in any court of competent jurisdiction. The final decision arising from arbitration shall be accompanied by a written opinion and decision, which shall describe the rationale underlying the award and shall include findings of fact and conclusions of law.

9.3 All parties shall have a duty to participate in mediation or arbitration proceedings in good faith and to pursue the same in a timely manner.

9.4 Notwithstanding any provision of this Section 9, the requirement to mediate or arbitrate disputes shall not apply to any action for equitable relief with respect to this Agreement or any matter it contemplates. The forum for any such action shall be the appropriate court in Clark County, Nevada, and all Parties agree to both subject matter and in personam jurisdiction in that forum for such purpose.

9.5 Notwithstanding any provision of this Section 9.5, the parties consent to the jurisdiction of the appropriate court in Clark County, Nevada, for the entry and enforcement of any judgment upon any arbitration award rendered, and all parties agree to both subject matter and in personam jurisdiction for such purposes.

10. Miscellaneous.

10.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be hand delivered, sent via facsimile, overnight delivery or registered or certified mail, return receipt requested. Notice shall be effective: (a) if hand delivered, when delivered; (b) if sent via facsimile, on the day of transmission thereof on a proper facsimile machine with confirmation; (c) if sent via overnight delivery, on the day of delivery thereof by a reputable overnight courier service, delivery charges prepaid and with signed acknowledgement of delivery; and (d) if mailed, on the fourth business day after the deposit of such item in the mail, postage prepaid, return receipt requested. Notices shall be addressed or sent to the parties of their last known address or facsimile telephone numbers; provided that the address, telephone, email or fax number of any party may be changed from time to time by notice given pursuant to this section.

10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees, assigns, heirs and personal representatives.

10.3 Construction. The terms of this Agreement were negotiated at arm’s length by the parties hereto. The covenants, terms and provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed simply according to its fair meaning as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived.

10.4 Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, Sunday or legal holiday.

10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

10.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

10.7 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

10.8 Governing Law. The laws of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder. All rights and remedies of each person under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the person from time to time, whether under this Agreement, at law, in equity or otherwise.

10.9 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.10 Attorneys’ Fees. The prevailing party in any dispute arising from the terms or subject matter of this Agreement shall be entitled to payment by the other party of the prevailing party’s costs and expenses, including, without limitation, such party’s attorneys’ fees, incurred in connection with resolving such dispute.

10.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any party or the creditors of any Managing Director or any Member.

10.12 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

G&L REALTY CORP.

By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb
Its:	Chief Executive Officer

G&L SENIOR CARE PROPERTIES, LLC

By:	G&L SENIOR CARE PARTNERSHIP, L.P.
Its:	MANAGING MEMBER

	By:	G&L REALTY CORP.
	Its:	GENERAL PARTNER

		By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb
		Its:	Chief Executive Officer

G&L REALTY CORP., LLC

By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb
Its:	Managing Director